Exhibit 99.1
BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com
BioCryst Reports Second Quarter 2008 Financial Results and Provides Corporate Update
BIRMINGHAM, Ala., August 7, 2008 — BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced financial results for the quarter ended June 30, 2008.
Second Quarter 2008 Financial Results
For the three months ended June 30, 2008, the Company reported collaborative and other research and development revenues of $2.7 million compared to $13.4 million for the three months ended June 30, 2007. This decrease is driven by a reduction in peramivir related activities leading to a reduction in costs and associated revenue from the contract with the U.S. Department of Health and Human Services (HHS) for the development of peramivir. Currently, the majority of the Company’s revenues are derived from the reimbursement of costs under the contract with HHS. In addition, for the three months ended June 30, 2008, BioCryst recorded a $4.9 million reserve against revenue in the current quarter for amounts BioCryst previously expected to receive from HHS related to costs incurred in the Phase III program for intramuscular (i.m.) peramivir, which was voluntarily discontinued earlier this year. The reimbursement of these costs is under discussion with HHS.
Research and development (R&D) expenses were $13.4 million for the three months ended June 30, 2008, compared to R&D expenses of $19.0 million for the three months ended June 30, 2007. The decrease is primarily attributable to a reduction in manufacturing costs associated with our peramivir program and a reduction in toxicology expenses.
General and administrative (G&A) expenses were $2.7 million for the three months ended June 30, 2008, compared to $2.0 million for the three months ended June 30, 2007. The higher expenses were primarily due to an increase in professional fees and personnel related costs.
The net loss for the quarter ended June 30, 2008 was $12.7 million, or $0.33 per share, compared to a net loss for the quarter ended June 30, 2007 of $7.0 million or $0.24 per share.
As of June 30, 2008, the Company held cash, cash equivalents and investments of $74.2 million.

Year-to-Date 2008 Financial Results
Collaborative and other research and development revenues were $13.4 million for the six months ended June 30, 2008, compared to $22.6 million for the six months ended June 30, 2007. This decrease is driven by a reduction in peramivir related activities leading to a reduction in costs and associated revenue from HHS, plus the $4.9 million reserve taken in the second quarter of 2008.
R&D expenses were $35.3 million for the six months ended June 30, 2008, compared to $35.2 million for the six months ended June 30, 2007. Increases in clinical, personnel and professional costs were offset by decreases in manufacturing and toxicology costs.
G&A expenses were $5.6 million for the six months ended June 30, 2008, compared to $4.4 million for the six months ended June 30, 2007. The higher expenses were primarily due to an increase in professional fees and personnel related costs.
The net loss for the six months ended June 30, 2008 was $25.8 million, or $0.68 per share, compared to a net loss for the six months ended June 30, 2007 of $15.8 million or $0.54 per share.
“We have previously provided cash burn guidance of between $25 and $30 million for the year ended December 31, 2008,” said Stuart Grant, Chief Financial Officer of BioCryst. “As our clinical programs evolve and as we maintain a tight focus on costs, we now expect our burn rate to be closer to the low end of our original guidance. This anticipated burn does include the potential loss of $4.9 million of HHS revenue associated with the costs of the voluntarily discontinued Phase III peramivir program.”
“Over the past few months, we achieved significant clinical milestones in both our intravenous and intramuscular peramivir programs for the treatment of seasonal influenza,” said Jon P. Stonehouse, Chief Executive Officer of BioCryst. “We reported positive Phase II study results for intravenous peramivir in the outpatient setting and initiated a Phase II trial for intramuscular peramivir in the outpatient setting. We remain encouraged by the recent peramivir data and continue to aggressively advance this program and the development of our other product candidates.”
Recent Corporate Highlights
•	BioCryst reported preliminary results of a Phase II study of intravenous (i.v.) peramivir administered via a single-dose injection in the outpatient setting for the treatment of seasonal influenza. The trial, conducted by BioCryst’s partner, Shionogi & Co., Ltd. in Japan, met its primary endpoint of improvement in the median time to alleviation of symptoms in subjects with confirmed, acute, uncomplicated influenza infection, compared to placebo alone. This result was highly statistically significant. Further, safety assessments confirmed that peramivir was generally well-tolerated. Based on the study’s preliminary results, Shionogi has commenced preparations for a Phase III trial of i.v. peramivir in the outpatient setting.
•	Results from Phase I pharmacokinetic (PK) studies of peramivir comparing a new, 150 mg/mL formulation to the previously used 75 mg/mL formulation, demonstrated similar bioavailability between the two formulations, supporting the use of the new more concentrated 150 mg/mL formulation in clinical trials. The new formulation of peramivir was also shown to be safe and generally well tolerated at the 600 mg dose level.

•	BioCryst initiated a Phase II study of i.m. peramivir in the outpatient setting for the treatment of seasonal influenza. The double-blind, placebo-controlled, parallel-group Phase II trial compares the efficacy of a single 600 mg injection of i.m. peramivir to placebo in the treatment of seasonal influenza in the outpatient setting. This study will utilize the 150 mg/mL formulation established in the recently conducted PK studies. The primary endpoint of the Phase II trial is improvement in time to alleviation of symptoms in patients. Secondary endpoints include reduction in viral titers and safety and tolerability. The trial is expected to enroll approximately 320 patients and is currently ongoing in the Southern Hemisphere.
•	BioCryst appointed William P. Sheridan, MB BS, as Chief Medical Officer, effective July 1, 2008. Dr. Sheridan is a seasoned biotechnology professional, most recently serving as Vice President of North American Medical Affairs at Amgen, Inc.
Conference Call and Webcast
The Company will sponsor a conference call at 8:30 a.m. Eastern Time on August 7, 2008 to discuss the financial results and the status of each of our programs in more detail. This call is open to the public and can be accessed live either over the Internet from www.biocryst.com or by dialing 1-800-860-2442 (U.S.). No passcode is needed for the call.
About BioCryst
BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections. The Company is advancing multiple internal programs toward potential commercialization including forodesine HCl in oncology, BCX-4208 in psoriasis and peramivir in seasonal and life-threatening influenza. BioCryst is collaborating with Mundipharma for the development and commercialization of forodesine HCl in markets across Europe, Asia, Australia and certain neighboring countries. In January 2007, the U.S. Department of Health and Human Services (HHS) awarded a $102.6 million, four-year contract to BioCryst to advance development of peramivir to treat seasonal and life-threatening influenza. In February 2007, BioCryst established a partnership with Shionogi & Co., Ltd. to develop and commercialize peramivir in Japan. For more information about BioCryst, please visit the Company’s web site at http://www.biocryst.com.
Forward-looking statements
This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that our belief that many subjects in the Phase II clinical trials of peramivir did not receive adequate dosing by intramuscular injection may not be correct, that HHS and the Food & Drug Administration (FDA) may not agree with our analysis, that HHS may further condition, reduce or eliminate future funding of the peramivir program, that ongoing peramivir clinical trials may not be successful, that the peramivir program may not be successful, that the pivotal trial with forodesine HCl in cutaneous T-cell lymphoma (CTCL) may not meet its endpoint, that the Phase II trial of BCX-4208 for psoriasis may not be successfully completed, that development and commercialization of forodesine HCl in CTCL may not be successful, that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future preclinical and clinical development may not have positive results, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or it may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates, that our projected burn rate may not be consistent with our expectations, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, most recent Registration Statement on Form S-3 (File No. 333-145638), Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.
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BCRXW
Contact: Stuart Grant, CFO of BioCryst Pharmaceuticals (205) 444-4600

BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY
Statements of Operations (Unaudited)
(in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Collaborative and other research and development	$2,659	$13,444	$13,427	$22,603

Expenses:
Research and development	13,373	19,013	35,271	35,208
General and administrative	2,666	2,013	5,552	4,385

Total expenses	16,039	21,026	40,823	39,593

Loss from operations	(13,380)	(7,582)	(27,396)	(16,990)

Interest and other income	671	619	1,589	1,202

Net loss	$(12,709)	$(6,963)	$(25,807)	$(15,788)

Basic and diluted net loss per common share	$(0.33)	$(0.24)	$(0.68)	$(0.54)

Weighted average shares outstanding	38,117	29,420	38,088	29,371

Balance Sheet Data (in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$74,247	$85,009
Receivables from collaborations	14,850	39,128
Total assets	107,649	142,717
Accumulated deficit	(250,343)	(224,536)
Stockholders’ equity	42,423	64,905